EXHIBIT 4.2.56

THE TOLEDO EDISON COMPANY

TO

JPMORGAN CHASE BANK

(formerly known as THE CHASE MANHATTAN BANK)

Trustee.

Fifty-fourth Supplemental Indenture
Dated as of September 1, 2004

(Supplemental to Indenture of Mortgage
and Deed of Trust dated as of April 1, 1947)

First Mortgage Bonds, Pledge Series A of 2004 due 2033

     Fifty-fourth Supplemental Indenture, dated as of September 1, 2004, between The Toledo Edison Company, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Company”), and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a corporation existing under the laws of the State of New York (hereinafter called the “Trustee”), as Trustee.

RECITALS

     The Company has heretofore executed and delivered an Indenture of Mortgage and Deed of Trust dated as of April 1, 1947 (hereinafter referred to as the “Original Indenture”) to The Chase National Bank of the City of New York, predecessor Trustee, to secure an issue of First Mortgage Bonds of the Company, issuable in series, and created thereunder an initial series of bonds designated as First Mortgage Bonds, 2⅞% Series due 1977; and

     The Company has heretofore executed and delivered to The Chase National Bank of the City of New York, predecessor Trustee, four Supplemental Indentures supplementing the Original Indenture dated, respectively, September 1, 1948, April 1, 1949, December 1, 1950 and March 1, 1954 and has heretofore executed and delivered to The Chase Manhattan Bank, which on March 31, 1955, became the Trustee under the Original Indenture by virtue of the merger of The Chase National Bank of the City of New York into President and Directors of The Manhattan Company under the name of The Chase Manhattan Bank, the Fifth and the Sixth Supplemental Indentures dated, respectively, February 1, 1956, and May 1, 1958, supplementing the Original Indenture; and

     The Chase Manhattan Bank was converted into a national banking association under the name The Chase Manhattan Bank (National Association), effective September 23, 1965; and by virtue of said conversion the continuity of the business of The Chase Manhattan Bank, including its business of acting as corporate trustee, and its corporate existence, was not affected, so that The Chase Manhattan Bank (National Association) was vested with all the trusts, powers, discretion, immunities, privileges and all other matters as were vested in said The Chase Manhattan Bank under the Indenture (hereinafter defined), with like effect as if originally named as Trustee therein; and

     The Company has heretofore executed and delivered to The Chase Manhattan Bank (National Association) forty-one Supplemental Indentures dated, respectively, as follows: Seventh, August 1, 1967, Eighth, November 1, 1970, Ninth, August 1, 1972, Tenth, November 1, 1973, Eleventh, July 1, 1974, Twelfth, October 1, 1975, Thirteenth, June 1, 1976, Fourteenth, October 1, 1978, Fifteenth, September 1, 1979, Sixteenth, September 1, 1980, Seventeenth, October 1, 1980, Eighteenth, April 1, 1981, Nineteenth, November 1, 1981, Twentieth, June 1, 1982, Twenty-first, September 1, 1982, Twenty-second, April 1, 1983, Twenty-third, December 1, 1983, Twenty-fourth, April 1, 1984, Twenty-fifth, October 15, 1984, Twenty-sixth, October 15, 1984, Twenty-seventh, August 1, 1985, Twenty-eighth, August 1, 1985, Twenty-ninth, December 1, 1985, Thirtieth, March 1, 1986, Thirty-first, October 15, 1987, Thirty-second, September 15, 1988, Thirty-third, June 15, 1989, Thirty-fourth, October 15, 1989, Thirty-fifth, May 15, 1990, Thirty-sixth, March 1, 1991, Thirty-seventh, May 1, 1992, Thirty-eighth, August 1, 1992, Thirty-ninth, October 1, 1992, Fortieth, January 1, 1993, Forty-first, September 15, 1994, Forty-second, May 1, 1995, Forty-third, June 1, 1995, Forty-fourth, July 14, 1995, Forty-fifth, July 15, 1995, Forty-sixth, June 15, 1997 and Forty-seventh, August 1, 1997 supplementing the Original Indenture; and

     The Chase Manhattan Bank (National Association), Successor Trustee, was merged on July 1, 1996, with and into Chemical Bank, a New York banking corporation, which changed its name to The Chase Manhattan Bank, and which became the Trustee under the Original Indenture by virtue of such merger; and

     The Company has heretofore executed and delivered to The Chase Manhattan Bank four Supplemental Indentures dated as follows: Forty-eighth, June 1, 1998, Forty-ninth, January 15, 2000, Fiftieth, May 1, 2000 and Fifty-first, September 1, 2000 supplementary to the Original Indenture; and

     The Chase Manhattan Bank changed its name to JPMorgan Chase Bank on November 10, 2001; and

     The Company has heretofore executed and delivered to JPMorgan Chase Bank the Fifty-second Supplemental Indenture dated as of October 1, 2002 and Fifty-third Supplemental Indenture dated as of April 1, 2003 supplementary to the Original Indenture (the Original Indenture, all the aforementioned Supplemental Indentures, this Fifty-fourth Supplemental Indenture and any other indentures supplemental to the Original Indenture are herein collectively called the “Indenture” and this Fifty-fourth Supplemental Indenture is hereinafter called this “Supplemental Indenture”); and

     The Company covenanted in and by the Original Indenture to execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectually the purposes of the Original Indenture and to make subject to the lien thereof property acquired after the execution and delivery of the Original Indenture; and

     Under Article 3 of the Original Indenture, the Company is authorized to issue additional bonds upon the terms and conditions expressed in the Original Indenture; and

     The Company has determined to create pursuant to the provisions of the Indenture a new series of first mortgage bonds (the “Bonds of this Series”), to be pledged as security for the payment of certain obligations undertaken by the Company in connection with the issuance by the Ohio Water Development Authority (the “Authority”) of $30,500,000 aggregate principal amount of the Authority’s State of Ohio Pollution Control Revenue Refunding Bonds, Series 2004-A (The Toledo Edison Company Project) on behalf of the Company (the “Revenue Bonds”), with such Bonds of this Series to have the denominations, rate of interest, date of maturity, redemption provisions and other provisions and agreements in respect thereof as in this Supplemental Indenture set forth; and

     The Bonds of this Series are to be limited in aggregate principal amount to $30,500,000, are to be delivered to The Bank of New York Trust Company, N.A, as trustee (hereinafter called the “Revenue Bond Trustee”), under the Trust Indenture (the “Revenue Bond Indenture”) dated as of September 1, 2004 between the Authority and the Revenue Bond Trustee; and

     The Company, by appropriate corporate action, has duly resolved and determined to execute this Supplemental Indenture for the purpose of providing for the creation of the Bonds of this Series and of specifying the form, provisions and particulars thereof as in said Original Indenture, as amended, provided or permitted, including the issuance only of fully registered Bonds of this Series, and of giving to the Bonds of this Series the protection and security of the Indenture; and

     The text of the Bonds of this Series is to be substantially in the following form:

[Form of Fully Registered Bond of this Series]

This Bond is not transferable except (i) to a successor trustee under the Trust Indenture, dated as of September 1, 2004, between The Ohio Water Development Authority and The Bank of New York Trust Company, N.A, as trustee, referred to herein (ii) in connection with the exercise of the rights and remedies of the holder hereof consequent upon a “default” as defined in the Indenture referred to herein or (iii) as may be necessary to comply with a final order of a court of competent jurisdiction in connection with any bankruptcy or reorganization proceeding of the Company.

The Toledo Edison Company

First Mortgage Bond, Pledge Series A of 2004 due 2033

No.	$

     The Toledo Edison Company, an Ohio corporation (hereinafter called the Company), for value received, hereby promises to pay to                   , or registered assigns, the principal sum of                     dollars ($                   ) or the aggregate unpaid principal amount hereof, whichever is less, on September 1, 2033, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof from the Initial Interest Accrual Date (hereinafter defined) at the rate specified in Article I of the Supplemental Indenture (hereinafter referred to), such interest to be payable on September 1 and March 1 in each year commencing on the September 1 or March 1 next succeeding the Initial Interest Accrual Date (hereinafter defined) (each such date herein called an “interest payment date”), and on and until the date of maturity of this Bond, or, if this Bond shall be duly called for redemption, on and until the redemption date, or, if the Company shall default in the payment of the principal amount of this Bond, until the Company’s obligation with respect to the payment of such principal shall be discharged as provided in said Indenture. Except as hereinafter provided, this Bond shall bear interest from the Initial Interest Accrual Date (hereinafter defined) until the principal of this Bond has been paid or duly provided for. Principal of and interest on this Bond are payable at the office or agency of the Company in the City of Akron, State of Ohio.

     This Bond is one of an issue of Bonds of the Company, known as its First Mortgage Bonds, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement or other fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by a certain Indenture of Mortgage and Deed of Trust, dated as of April 1, 1947 (hereinafter called the “Original Indenture”), made by the Company to The Chase National Bank of the City of New York (JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), successor), as Trustee (hereinafter called the “Trustee”), and by certain indentures supplemental thereto, including the Fifty-fourth Supplemental Indenture dated as of September 1, 2004 (the Original Indenture and said indentures supplemental thereto herein collectively called the “Indenture” and said Fifty-fourth Supplemental Indenture hereinafter called the “Supplemental Indenture”), to which Indenture reference is hereby made for a description of the property mortgaged, the nature and extent of the security, the rights and limitations of rights of the Company, the Trustee, and the holders of said Bonds and of the coupons appurtenant to coupon Bonds, under the Indenture, and the terms and conditions upon which said Bonds are and are to be issued and secured, to all of the provisions of which Indenture and of all such supplemental indentures in respect of such security, including the provisions of the Indenture permitting the issue of Bonds of any series for property which, under the restrictions and limitations therein specified, may be subject to liens prior to the lien of the Indenture, the holder, by accepting this Bond, assents. To the extent permitted by and as provided in the Indenture, the rights and obligations of the Company and of the holders of said Bonds and coupons (including those pertaining to any sinking or other fund) may be changed and modified, with the consent of the Company, by the holders of at least 75% in aggregate principal amount of the Bonds then outstanding, such percentage being determined as provided in the Indenture; provided, however, that in case such changes and modifications affect one or more but less than all series of Bonds then outstanding, they shall be required to be adopted only by the affirmative vote of the holders of at least 75% in aggregate principal amount of outstanding Bonds of such one or more series so affected; and further provided, that without the consent of the holder hereof no such change or modification shall be made which will extend the time of payment of the principal of, or of the interest or premium, if any, on this Bond or reduce the principal amount hereof or the rate of interest or the premium, if any, hereon, or effect any other modification of the terms of payment of such principal or interest, or premium, if any, or will permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture on any of the mortgaged property, or will deprive the holder hereof of the benefit of a lien upon the mortgaged property for the security of this Bond, or will reduce the percentage of Bonds required for the adoption of changes or modifications as aforesaid.

     This Bond is one of a series of Bonds designated as the First Mortgage Bonds, Pledge Series A of 2004 due 2033, of the Company (herein called the “Bonds of this Series”) limited, except as otherwise provided in the

Indenture, in aggregate principal amount to $30,500,000, and is issued under and secured by the Supplemental Indenture.

     The Bonds of this Series have been issued by the Company to The Bank of New York Trust Company, N.A, as trustee (such trustee and any successor trustee being hereinafter referred to as the “Revenue Bond Trustee”) for $30,500,000 aggregate principal amount of the State of Ohio Pollution Control Revenue Refunding Bonds, Series 2004-A (The Toledo Edison Company Project) (the “Revenue Bonds”) issued on behalf of the Company by the Ohio Water Development Authority (the “Authority”) and under the Trust Indenture, dated as of September 1, 2004 (the “Revenue Bond Indenture”), between the Authority and the Revenue Bond Trustee to secure the payment of the principal of and interest on the Revenue Bonds.

     If and when the principal of any Revenue Bonds is paid (other than by the application of the proceeds of any payment by the Bond Insurer (as defined in the Revenue Bond Indenture) under the Policy (as defined in the Revenue Bond Indenture)), then there is deemed to be paid a principal amount of the Bonds of this Series then outstanding which bears the same ratio to the aggregate principal amount of Bonds of this Series then outstanding as the aggregate principal amount of the Revenue Bonds so paid bears to the aggregate principal amount of the Revenue Bonds outstanding immediately before such payment; provided, however, that such payment of Bonds of this Series is deemed to be made only when and to the extent that notice of such payment of such Revenue Bonds is given by the Company to the Trustee.

     The Bonds of this Series shall be redeemed by the Company in whole at any time prior to maturity at a redemption price of 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date, but only if the Trustee shall receive written advice from the Revenue Bond Trustee stating that the principal amount of all the Revenue Bonds then outstanding under the Revenue Bond Indenture has been declared due and payable pursuant to the provisions of Section 11.02 of the Revenue Bond Indenture, specifying the date of the accelerated maturity of such Revenue Bonds and the date or dates from which interest on the Revenue Bonds issued under the Revenue Bond Indenture has then accrued and is unpaid (specifying the rate or rates of such accrual and the principal amount of the particular Revenue Bonds to which such rates apply), stating such declaration of maturity has not been annulled and demanding payment of the principal amount of the Bonds of this Series plus accrued interest thereon to the date fixed for such redemption. The date fixed for such redemption shall be not earlier than the date specified in the aforesaid written advice as the date of accelerated maturity of the Revenue Bonds then outstanding under the Revenue Bond Indenture, and not later than forty-five days after such date of accelerated maturity. Upon mailing of notice of redemption, the earliest date from which unpaid interest on the Revenue Bonds has then accrued (as specified by the Revenue Bond Trustee) shall become the initial interest accrual date (the “Initial Interest Accrual Date”) with respect to the Bonds of this Series; provided, however, on any demand for payment of the principal amount thereof at maturity as a result of the principal of the Revenue Bonds becoming due and payable on the maturity date of the Bonds of this Series, the earliest date from which unpaid interest on the Revenue Bonds has then accrued shall become the Initial Interest Accrual Date with respect to the Bonds of this Series, such date, together with each other different date from which unpaid interest on the Revenue Bonds has then accrued, to be as stated in a written notice from the Revenue Bond Trustee to the Trustee, which notice shall also specify the rate or rates of such accrual and the principal amount of the particular Revenue Bonds to which such rate or rates apply. The aforementioned notice of redemption shall become null and void for all purposes under the Indenture (including the fixing of the Initial Interest Accrual Date with respect to the bonds of this series) upon receipt by the Trustee of written notice from the Revenue Bond Trustee of the annulment of the acceleration of the maturity of the Revenue Bonds then outstanding under the Revenue Bond Indenture and of the rescission of the aforesaid written advice prior to the redemption date specified in such notice of redemption, and thereupon no redemption of the Bonds of this Series and no payment in respect thereof as specified in such notice of redemption shall be effected or required. But no such rescission shall extend to any subsequent written advice from the Revenue Bond Trustee or impair any right consequent on such subsequent written advice.

     Any redemption of the Bonds of this Series shall be made in accordance with the applicable provisions of Sections 5.02, 5.03, 5.04 and 5.06 of the Original Indenture, unless and to the extent waived in writing by the registered owner or owners of all Bonds of this Series and such waiver is filed with the Trustee.

     To the extent permitted by and as provided in the Indenture, the rights and obligations of the Company and of the holders of said Bonds and coupons (including those pertaining to any sinking or other fund) may be changed and modified, with the consent of the Company by the holders of at least 75% in aggregate principal amount of the Bonds then outstanding, such percentage being determined as provided in the Indenture; provided, however, that in case such changes and modifications affect one or more but less than all series of Bonds then outstanding, they shall be required to be adopted only by the affirmative vote of the holders of at least 75% in aggregate principal amount of outstanding Bonds of such one or more series so affected; and further provided, that without the consent of the holder hereof no such change or modification shall be made which will extend the time of payment of the principal of or interest on this Bond or reduce the principal amount hereof or the rate of interest hereon, or affect any other modification of the terms of payment of such principal or interest or will permit the creation of any lien ranking prior to or on a party with the lien of the Indenture on any of the mortgaged property, or will deprive the holder hereof of the benefit of a lien upon the mortgaged property for the security of this Bond, or will reduce the percentage of Bonds required for the adoption of changes or modifications as aforesaid.

     The principal of this Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of a default as therein defined.

     The Bonds of this Series are not transferable except (i) to a successor trustee under the Authority Bond Indenture, (ii) in connection with the exercise of the rights and remedies of the holder hereof consequent upon a default, as defined in the Indenture or (iii) as may be necessary to comply with a final order of a court of competent jurisdiction in connection with any bankruptcy or reorganization proceeding of the Company.

     Subject to the limitations provided in the Indenture and in Section 10 of Article I of the Supplemental Indenture, this Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the office or agency of the Company in the Borough of Manhattan, The City of New York or the City of Akron, State of Ohio, upon surrender and cancellation of this Bond, and upon presentation of a duly executed written instrument of transfer, and thereupon a new fully registered bond or bonds of the same series, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange herefor; and this Bond, with or without others of the same series, may in like manner be exchanged for one or more new fully registered Bonds of this Series of other authorized denominations but of the same aggregate principal amount; all without charge except for any tax or taxes or other governmental charges incidental to such transfer or exchange and all subject to the terms and conditions set forth in the Indenture.

     From and after the Release Date (as defined in the Revenue Bond Indenture), all Bonds of this Series shall be deemed fully paid, satisfied and discharged and all obligations of the Company hereunder shall be terminated. Upon notification of the occurrence of the Release Date from the Company or the Trustee, each holder of the Bonds of this Series shall surrender such Bonds of this Series to the Trustee for cancellation, whereupon the Trustee shall cancel the same.

     No recourse under or upon any covenant or obligation of the Indenture, or of any indenture supplemental thereto, or of this Bond, for the payment of the principal of or the interest on this Bond, or for any claim based thereon, or otherwise in any manner in respect thereof, shall be had against any incorporator, subscriber to the capital stock, stockholder, officer or director, as such, of the Company, whether former, present or future, either directly or indirectly through the Company or any predecessor or successor corporation or the Trustee, by the enforcement of any subscription to capital stock, assessment or otherwise, or by any legal or equitable proceeding by virtue of any constitution, statute, or otherwise (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of stockholders of the Company based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the stockholders), any and all such liability of incorporators, stockholders, subscribers, officers and directors, as such, being released by the holder hereof, by the acceptance of this Bond, and being likewise waived and released by the terms of the Indenture.

     This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication endorsed hereon shall have been signed by JPMorgan Chase Bank or its successor, as Trustee under the Indenture.

     In Witness Whereof, The Toledo Edison Company has caused this Bond to be signed in its name by its President or a Vice-President and its corporate seal to be impressed or imprinted hereon and attested by its Corporate Secretary or an Assistant Corporate Secretary.

Dated	THE TOLEDO EDISON COMPANY

By
Vice President

Attest:

Corporate Secretary

     This Bond is one of the Bonds of the series designated herein, described in the within-mentioned Indenture.

JPMORGAN CHASE BANK, AS TRUSTEE

By
Authorized Officer